QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
TriQuint Semiconductor, Inc.:

    We consent to the use of our report dated January 31, 2001 incorporated by reference in the Joint Proxy Statement/Prospectus on Form S-4 filed on or about June 11, 2001 of TriQuint Semiconductor, Inc. relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of TriQuint Semiconductor, Inc. and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

/s/ KPMG LLP

Portland, Oregon
June 11, 2001

QuickLinks

Independent Auditors' Consent